NEWS RELEASE
Uroplasty, Inc. Reports Fiscal 2007 Financial Results
— Record Sales for the Fiscal Year—
MINNEAPOLIS, MN, June 6, 2007 — Uroplasty, Inc. (AMEX: UPI) today reported record sales of $8.3 million for fiscal 2007 ended March 31, 2007, up 35%, or $2.2 million, from $6.1 million for fiscal 2006. Sales to customers in the U.S. were $1.5 million, up from $95,000 in fiscal 2006. Net loss for fiscal 2007 was $5.0 million, or $0.58 per diluted share, compared to a net loss of $4.5 million, or $0.67 per diluted share in fiscal 2006.
Sales for the fourth quarter of fiscal 2007 were $2.6 million, up approximately $1.3 million, or 95%, from $1.3 million in the fourth quarter of fiscal 2006. Sales to customers in the U.S. were $705,000, up from $396,000 in the previous quarter and up from $31,000 in the fourth quarter of fiscal 2006.
David B. Kaysen, Uroplasty’s President and CEO said, “We are extremely pleased with our record sales performance in fiscal 2007, which reflects solid performance across our geographical areas. In the U.S., we introduced the second generation of our Urgent® PC neuromodulation system in late second quarter of fiscal 2007. We put in place a fully-trained sales organization in early third quarter of fiscal 2007, resulting in continued sequential quarterly sales growth.”
Kaysen added, “We launched two products in May. At our distributor meeting in Amsterdam, The Netherlands, we launched for the European market the Sensor Q, an office-based, urodynamics system. We believe this product fits in well with our existing product portfolio of other office-based products. At the American Urological Association congress in Anaheim, California, we launched our U.S. marketing program for Macroplastique® Implants for the treatment of female stress urinary incontinence, for which we received FDA pre-market approval in October 2006. We have sold Macroplastique outside of the U.S. for many years. Physicians have implanted Macroplastique in over 70,000 patients.”
Kaysen continued, “We have fully implemented our previously announced plans to reorganize our U.S. field sales organization. We added one more direct field sales representative, and under the new structure, our three zone managers can devote more selling time to customers. In addition, we hired Nancy Kolb to fill the newly created position of Vice President of Global Marketing. Nancy brings to us a wealth of knowledge and expertise in marketing and women’s health. Prior to joining us, she was Vice President of Marketing at Inlet Medical, and earlier the Director of the Gynecology Global Business Unit at Gyrus Medical. I am excited to have her join us.”
As previously announced, Uroplasty will host an audio conference call on June 7, 2007, at 11.00 am Central Time to review financial results for fiscal 2007. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call. Listeners wishing to participate in the conference call should call toll free at 1-877-860-4996. The conference call ID number is 886-9293. A digital recording at toll free telephone number 1-877-519-4471 (ID number 886-9293) will be available starting 2 hours after the completion of the conference call through July 6, 2007.

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2007 and 2006

	2007	2006
Assets
Total current assets	$9,212,783	$4,798,841
Property, plant, and equipment, net	1,431,749	1,079,438
Intangible assets, net	308,093	411,604
Deferred tax assets	93,819	111,361

Total assets	$11,046,444	$6,401,244

Liabilities and Shareholders’ Equity
Total current liabilities	$2,005,608	$2,131,788
Long-term debt — less current maturities	427,382	389,241
Deferred rent — less current portion	214,381	—
Accrued pension liability	596,026	473,165

Total liabilities	3,243,397	2,994,194

Total shareholders’ equity	7,803,047	3,407,050

Total liabilities and shareholders’ equity	$11,046,444	$6,401,244

UROPLASTY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31, 2007 and 2006

	2007	2006

Net sales	$8,311,001	$6,142,612
Cost of goods sold	2,590,535	1,837,716

Gross profit	5,720,466	4,304,896

Operating expenses
General and administrative	3,199,500	2,958,982
Research and development	2,276,526	3,324,201
Selling and marketing	5,216,765	3,399,896

	10,692,791	9,683,079

Operating loss	(4,972,325)	(5,378,183)

Other income (expense)
Interest income	119,534	142,379
Interest expense	(38,096)	(29,494)
Warrant benefit (expense)	(29,068)	707,320
Foreign currency exchange gain (loss)	26,610	(31,195)
Other, net	62,791	(413)

	141,771	788,597

Loss before income taxes	(4,830,554)	(4,589,586)

Income tax expense (benefit)	146,336	(46,873)

Net loss	$(4,976,890)	$(4,542,713)

Basic and diluted loss per common share	$(0.58)	$(0.67)

Weighted average common shares outstanding:
Basic and diluted	8,591,454	6,746,412

***
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative products for the treatment of voiding dysfunctions, including urinary and fecal incontinence, overactive bladder and vesicoureteral reflux.
The Urgent® PC Neuromodulation System is a proprietary, minimally invasive nerve stimulation device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. Application of neuromodulation therapy targets specific nerve tissue and disrupts the signals that lead to the symptoms of overactive bladder. Uroplasty sells the Urgent PC system in the United States, in Canada and in countries recognizing the CE mark. Outside the United States, the Urgent PC is also indicated for the treatment of fecal incontinence.
The I-STOP™ Mid-Urethral Sling is a biocompatible, tension-free sling used to treat female stress urinary incontinence. The I-STOP sling provides a hammock-like support for the urethra to prevent urine leakage associated with activities such as coughing, laughing, lifting or jumping. Uroplasty sells the I-STOP Sling in the United Kingdom.
Macroplastique® Implants, Uroplasty’s patented soft tissue bulking agent, is used to treat both female and male urinary incontinence and to treat vesicoureteral reflux in children. When Macroplastique is injected into tissue, it stabilizes and “bulks” the tissue, providing the surrounding muscles with increased capability to control the flow of urine. Additionally, Uroplasty markets soft tissue bulking agents for specific indications such as PTQ™ Implants for the treatment of fecal incontinence, VOX® Implants for the treatment of vocal cord rehabilitation and Bioplastique® for augmentation or restoration of soft tissue defects in plastic surgery indications. Uroplasty sells Macroplastique in the United States and in countries throughout the world. Uroplasty sells its other bulking products outside the United States.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently introduced product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. Our financial performance for fiscal 2007 is not indicative of future performance. Uroplasty undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact David Kaysen, President and CEO or Medi Jiwani, Vice President, CFO and Treasurer.
UROPLASTY, INC.
5420 Feltl Road
Minnetonka, Minnesota 55343
Tel: 952.426.6140
Fax: 952.426.6199